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                                                                      EXHIBIT 11



                     COMPUTATION OF PER SHARE EARNINGS


                                                          Quarter Ended               Six Months
                                                             June 25,                   June 25,
                                                    -------------------------   ---------------------
                                                       1996          1995           1996        1995
                                                       ----          ----           ----        ----
Net Income                                          $10,020,000    $8,497,000   $16,958,000    15,397,000



Shares used to compute
   earnings per share                                19,218,548    19,215,000    19,218,268    19,215,000


Earnings Per Share                                        $0.52         $0.44         $0.88         $0.80



Shares used to compute
   earnings per share including
   common stock equivalents - Primary Basis          19,362,676    19,410,451    19,380,606    19,392,070


Primary Earnings Per Share                                $0.52         $0.44         $0.87         $0.79



Shares used to compute
   earnings per share including
   common stock equivalents - Fully Diluted Basis    19,380,886    19,420,135    19,380,606    19,420,135


Fully Diluted Earnings Per Share                          $0.52         $0.44         $0.87         $0.79


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